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Exhibit 10.12

        EMPLOYMENT AGREEMENT

        THIS AGREEMENT, made and entered into as of this 1st day of January, 2001, by and between DST Systems, Inc., a Delaware corporation ("DST") and Thomas A. McDonnell, an individual ("Executive").

        WHEREAS, Executive is now employed by DST, and DST and Executive desire for DST to continue to employ Executive on the terms and conditions set forth in this Agreement and to provide an incentive to Executive to remain in the employ of DST hereafter, particularly in the event of any Change in Control of DST (as herein defined), thereby establishing and preserving continuity of management of DST;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between DST and Executive as follows:

        1.    EMPLOYMENT.    DST hereby continues the employment of Executive as its President and Chief Executive Officer to serve from the date of this Agreement until December 31, 2005, unless earlier terminated as provided herein (the "Employment Period"), and to have such duties, powers and responsibilities as may be prescribed by the Certificate of Incorporation and By-Laws of DST, subject to the powers vested in the DST Board and in the stockholders of DST. Executive shall faithfully perform his duties under this Agreement to the best of his ability and shall devote substantially all of his working time and efforts to the business and affairs of DST and its affiliates.

        2.    COMPENSATION.

          (a)  BASE COMPENSATION.    DST shall pay Executive as compensation for his services hereunder an annual base salary ("Base Salary") at the rate of $575,000, which may be increased but not decreased during the term of this Agreement.

          (b)  INCENTIVE COMPENSATION.

              (i)  Executive shall be eligible for an annual incentive award ("Annual Incentive") for each year of his employment under this Agreement. Except as noted below, the Annual Incentive shall be paid and otherwise be subject to the terms of the DST Systems, Inc. Officers Incentive Plan ("DST Annual Incentive Plan"), as may be amended, and any successor thereto. Executive's Threshold, Target, and Maximum incentive award opportunity under the DST Annual Incentive Plan shall be the percentage of Executive's Base Salary as of the beginning of the year shown below, subject to the terms of the DST Annual Incentive Plan:

Year	Threshold	Target	Maximum
2001	80%	160%	240%
2002	85%	170%	255%
2003	90%	180%	270%
2004	95%	190%	285%
2005 and later	100%	200%	300%

The actual amount of any Annual Incentive will fluctuate with DST's performance. DST reserves the right to change, revoke or terminate the DST Annual Incentive Plan at any time; provided that Executive's Threshold, Target and Maximum annual incentives will not be reduced below the percentages shown above.

            (ii)  Pursuant to the terms of the DST Annual Incentive Plan, 50% of any Annual Incentive in excess of the Threshold annual incentive shall be paid in the form of Equity.

        3.    BENEFITS.

          (a)  EQUITY PLAN PARTICIPATION.

            (1)  Executive shall be entitled to participate in the DST Systems, Inc. 1995 Stock Option and Performance Plan ("Stock Option Plan") and its successors in accordance with the terms thereof, at a level consistent with DST's practice regarding awards to senior executive officers. Awards under the Stock Option Plan are granted in the discretion of the DST Board or Compensation Committee or other appropriate committee of the DST Board of Directors. It is understood that Executive will not be granted options prior to 2003, except for reload and matching options.

            (2)  Effective on the date of this Agreement, the restrictions on 19,694 shares of Executive's Restricted Stock shall lapse. Executive agrees to retain such shares throughout the Employment Period and not to dispose of them except for the purpose of exercising DST stock options.

            (3)  DST's matching stock option program shall be extended beyond December 31, 2002, if necessary, to permit Executive to exercise all his options granted prior to January 1, 2000.

          (b)  INCENTIVE, SAVINGS AND RETIREMENT PLANS.    In addition to Base Salary and an Annual Incentive, Executive shall be entitled to participate during his employment hereunder in all incentive, savings and retirement plans, practices, policies and programs, whether or not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that are from time to time applicable to other senior executives of DST in accordance with their terms as in effect from time to time.

          (c)  WELFARE BENEFITS.    During the Employment Period, Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by DST (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) generally applicable to other senior executives of DST in accordance with their terms (including limitations on eligibility) as in effect from time to time. DST reserves the right to change, revoke or terminate any welfare benefit plan, practice, policy or program at any time.

          (d)  FRINGE BENEFITS.    During the Employment Period, Executive shall be entitled to fringe benefits applicable to other senior executives of DST. In addition, Executive shall be permitted discretionary use of DST aircraft for his business and personal use, subject to reasonable scheduling accommodations, and the value of such personal use shall be treated as compensation to Executive under applicable provisions of the Code and reported annually to the Compensation Committee of the DST Board. DST will determine, report, and withhold taxes, as appropriate with regard to Executive's use of DST aircraft.

          (e)  VACATION.    During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the DST's plans, practices, policies, and programs, but in no event shall such vacation time be less than four weeks per calendar year.

          (f)    EXPENSES.    During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all ordinary and necessary business expenses incurred by Executive, upon the receipt by DST of an accounting in accordance with practices, policies and procedures of DST.

        4.    TERMINATION.

          (a)  TERMINATION BY EXECUTIVE.    Executive may terminate this Agreement and his employment hereunder by at least thirty (30) days advance written notice to DST, except that in the event of any material breach of this Agreement by DST, Executive may terminate this Agreement and his employment hereunder immediately upon notice to DST.

          (b)  DEATH OR DISABILITY.    This Agreement and Executive's employment hereunder shall terminate automatically on the death or disability of Executive. For purposes of this Agreement, Executive shall be deemed to be disabled if he is unable to engage in a significant portion of his normal duties for DST by reason of any physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

          (c)  TERMINATION BY DST FOR CAUSE.    DST may terminate this Agreement and Executive's employment "for cause" immediately upon notice to Executive. For purposes of this Agreement, termination "for cause" shall mean termination based upon any one or more of the following:

      (i)
      Any material breach of this Agreement by Executive which is not, or cannot be, cured (in each case in the sole judgment of the DST Board) within thirty (30) days after written notice of such breach to Executive;

      (ii)
      Executive's dishonesty involving DST or any subsidiary of DST;

      (iii)
      Gross negligence or willful misconduct in the performance of Executive's duties as determined in good faith by the DST Board;

      (iv)
      Willful failure by Executive to follow reasonable instructions of the DST Board or any officer to whom Executive reports concerning the operations or business of DST or any subsidiary of DST;

      (v)
      Executive's fraud or criminal activity; or

      (vi)
      Embezzlement or misappropriation by Executive.

          (d)  TERMINATION BY DST OTHER THAN FOR CAUSE.

              (i)  DST may terminate this Agreement and Executive's employment other than for cause immediately upon notice to Executive, and in such event, DST shall provide severance benefits to Executive in accordance with Paragraph 4(d)(ii) below.

            (ii)  In the event of termination of Executive's employment under Paragraph 4(d)(i), DST shall continue, for a period of twenty-four (24) months following such termination, (A) to pay to Executive as severance pay a monthly amount equal to one-twelfth (1/12th) of the annual Base Salary referenced in Paragraph 2(a) above at the rate in effect immediately prior to termination, and, (B) to reimburse Executive for the cost (including state and federal income taxes payable with respect to this reimbursement) of obtaining coverage comparable to the health and life insurance provided pursuant to this Agreement, unless Executive is provided comparable coverage in connection with other employment. The foregoing obligations of DST shall continue until the end of the said twenty-four (24) month period notwithstanding the death or disability of Executive during said period (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue). After termination of employment, Executive shall not be entitled to accrue or receive benefits, except, prorated, with respect to the period of Executive's employment in the year of termination, under the DST Annual Incentive Plan or similar plan with respect to the severance pay provided herein, notwithstanding that benefits under such plans then are still generally available to executive employees of DST; contributions and benefits under such plans with respect to the year of termination shall be based solely upon compensation paid to Executive for periods prior to termination. In the year of termination, Executive shall be entitled to participate in the DST Profit Sharing Plan and the DST Employee Stock Ownership Plan only if the Executive meets all requirements of such plans for participation in such year.

        5.    NON-DISCLOSURE.    During the term of this Agreement and at all times after any termination of this Agreement, Executive shall not, either directly or indirectly, use or disclose any DST trade secret, except to the extent necessary for Executive to perform his duties for DST while an employee. For purposes of this Agreement, the term "DST trade secret" shall mean any information regarding the business or activities of DST or any subsidiary or affiliate, including any formula, pattern, compilation, program, device, method, technique, process, customer list, technical information or other confidential or proprietary information, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts of DST or its subsidiary or affiliate that are reasonable under the circumstance to maintain its secrecy. In the event of any breach of this Paragraph 5 by Executive, DST shall be entitled to terminate any and all remaining severance benefits under Paragraph 4(d)(ii) above and shall be entitled to pursue such other legal and equitable remedies as may be available.

        6.    DUTIES UPON TERMINATION; SURVIVAL.

          (a)  DUTIES.    Upon termination of this Agreement by DST or Executive for any reason, Executive shall immediately return to DST all DST trade secrets which exist in tangible form and shall sign such written resignations from all positions as an officer, director or member of any committee or board of DST and all direct and indirect subsidiaries and affiliates of DST as may be requested by DST and shall sign such other documents and papers relating to Executive's employment, benefits and benefit plans as DST may reasonably request.

          (b)  SURVIVAL.    The provisions of Paragraphs 5 and 6(a) of this Agreement shall survive any termination of this Agreement by DST or Executive, and the provisions of Paragraph 4(d)(ii) shall survive any termination of this Agreement by DST under Paragraph 4(d)(i).

        7.    CONTINUATION OF EMPLOYMENT UPON CHANGE IN CONTROL.

          (a)  CONTINUATION OF EMPLOYMENT.    Subject to the terms and conditions of this Paragraph 7, in the event of a Change in Control of DST (as defined in Paragraph 7(d)) at any time during Executive's employment hereunder, Executive will remain in the employ of DST for a period of an additional three years from the date of such Change in Control of DST (the "Control Change Date"). In the event of a Change in Control of DST, subject to the terms and conditions of this Paragraph 7, DST shall, for the three year period (the "Three-Year Period") immediately following the Control Change Date, continue to employ Executive at not less than the executive capacity Executive held immediately prior to the Change in Control of DST. During the Three-Year Period, DST shall continue to pay Executive salary on the same basis, at the same intervals, and at a rate not less than that, paid to Executive at the Control Change Date.

          (b)  BENEFITS.    During the Three-Year Period, Executive shall be entitled to participate, on the basis of his executive position, in each of the following plans (together, the "Specified Benefits") in existence, and in accordance with the terms thereof, at the Control Change Date:

              (i)  any incentive compensation plan;

            (ii)  any benefit plan, and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) profit sharing, thrift or deferred savings (including deferred compensation, such as under Sec. 401(k) plans), (C)

    retirement or pension benefits, (D) ERISA excess benefits, and (E) tax favored employee stock ownership (such as under ESOP, TRASOP, TCESO or PAYSOP programs); and

            (iii)  any other benefit plans hereafter made generally available to executives or Executive's level or to the employees of DST generally.

In addition, all outstanding options held by Executive under any stock option plan of DST or its affiliates shall become immediately exercisable on the Control Change Date.

          (c)  PAYMENT.    With respect to any plan or agreement under which Executive would be entitled at the Control Change Date to receive Specified Benefits as a general obligation of DST which has not been separately funded (including specifically, but not limited to, those referred to under Paragraphs 7(b)(i) and 7(b)(ii)(D) above), Executive shall receive within five (5) days after such date full payment in cash (discounted to then present value on the basis of a rate of 7.5 percent per annum) of all amounts to which he is then entitled thereunder.

          (d)  CHANGE IN CONTROL OF DST.    For purposes of this Agreement, a "Change in Control of DST" shall be deemed to have occurred if (a) for any reason at any time less than seventy-five percent (75%) of the members of the DST Board shall be individuals who were members of the DST Board on the date of this Agreement or individuals whose election, or nomination for election by DST's stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the DST Board then still in office who were members of the DST Board on the date of this Agreement, or (b) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have become, according to a public announcement or filing, without the prior approval of the DST Board, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of DST representing thirty percent (30%) (forty percent (40%) with respect to Paragraph 7(c) hereof) or more (calculated in accordance with Rule 13d-3) of the combined voting power of DST's then outstanding voting securities (such "person" hereafter referred to as a "Major Stockholder"); or (c) the stockholders of DST shall have approved a merger, consolidation or dissolution of DST or a sale, lease, exchange or disposition of all or substantially all of DST's assets, unless any such merger, consolidation, dissolution, sale, lease, exchange or disposition shall have been approved by at least seventy-five percent (75%) of the members of the DST Board who were either (i) members of the DST Board on the date of this Agreement or (ii) elected or nominated by at least seventy-five percent (75%) of the members of the DST Board then still in office who were members of the DST Board on the date of this Agreement.

          (e)  TERMINATION AFTER CONTROL CHANGE DATE.    Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, DST may, through its Board, terminate the employment of Executive (the "Termination"), but within five (5) days of the Termination it shall pay to Executive his full Base Salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the "Special Severance Payment") equal to the product (discounted to then present value on the basis of a rate of 7.5% per annum) of his annual Base Salary specified in Paragraph 7(a) hereof multiplied by the number of years and any portion thereof remaining in the Three-Year Period (or if the balance of the Three-Year Period after Termination is less than one year, for one year, [hereinafter called the "Extended Period"]). Specified Benefits to which Executive was entitled immediately prior to Termination shall continue until the end of the Three-Year Period (or the Extended Period, if applicable); provided that: (a) if any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Executive after Termination, then DST shall pay to Executive within five (5) days after Termination a lump sum payment equal to the amount of Specified Benefits Executive would have received if Executive had been fully vested and a continuing participant in such plan to the end of the Three-Year Period of the Extended Period, if applicable; (b) if Executive obtains new employment following Termination, then following any waiting period applicable to participation in any plan of the new employer, Executive shall continue to be entitled to receive benefits pursuant to this sentence only to the extent such benefits would exceed those available to Executive under comparable plans of the Executive's new employer (but Executive shall not be required to repay any amounts then already received by him), and (c) with respect to Annual Incentives under the DST Annual Incentive Plan Executive shall receive the Target incentive award.

          (f)    RESIGNATION AFTER CONTROL CHANGE DATE.    In the event of a Change in Control of DST, thereafter, upon good reason (as defined below) Executive may, at any time during the Three-Year Period or the Extended Period, in his sole discretion, on not less than thirty (30) days' written notice to the Secretary of DST and effective at the end of such notice period, resign his employment with DST (the "Resignation"). Within five (5) days of such a Resignation, DST shall pay to Executive his full Base Salary through the effective date of such Resignation, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Paragraph 7(e), except that for purposes of such computation all references to "Termination" shall be deemed to be references to "Resignation"). Upon Resignation of Executive, Specified Benefits to which Executive was entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination (including equivalent payments provided for therein). For purposes of this Agreement, Executive shall have "good reason" if there occurs without his consent (a) a reduction in the character of the duties assigned to Executive or in Executive's level of work responsibility or conditions; (b) a reduction in Executive's Base Salary as in effect immediately prior to the Control Change Date or as the same may have been increased thereafter; (c) a failure by DST or its successor to (i) continue any of the plans of the type referred to in Paragraph 7(b) which shall have been in effect at the Control Change Date (including those providing for Specified Benefits) or to continue Executive as a participant in any of such plans on at least the basis in effect immediately prior to the Control Change Date; or (ii) provide other plans under which at least equivalent compensation and benefits are available and in which Executive continues to participate on a basis at least equivalent to his participation in the DST plans in effect immediately prior to the Control Change Date; or (iii) to make the payment required under Paragraph 7(c); (d) the relocation of the principal executive offices of DST or its successor to a location outside the metropolitan area of Kansas City, Missouri or requiring Executive to be based anywhere other than DST's principal executive office, except for required travel on DST's business to an extent substantially consistent with Executive's obligations immediately prior to the Control Change Date; or (e) any breach by DST of this Agreement to the extent not previously specified.

          (g)  TERMINATION FOR CAUSE AFTER CONTROL CHANGE DATE.    Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Executive may be terminated by DST "for cause" without notice and without any payment hereunder only if such termination is for an act of dishonesty by Executive constituting felony under the laws of the State of Missouri which resulted or was intended to result in gain or personal enrichment of Executive at DST's expense.

          (h)  MITIGATION AND EXPENSES.

              (i)  OTHER EMPLOYMENT.    After the Control Change Date. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Executive is entitled hereunder.

            (ii)  EXPENSES.    If any dispute should arise under this Agreement after the Control Change Date involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, DST shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys' fees) incurred by Executive in connection with such dispute, without regard to whether Executive prevails in such dispute except that Executive shall repay DST any amounts so received if a court having jurisdiction shall make a final, nonappealable determination that Executive acted frivolously or in bad faith by such dispute. To assure Executive that adequate funds will be made available to discharge DST's obligations set forth in the preceding sentence, DST has established a trust and upon the occurrence of a Change in Control of DST shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the DST Board shall have determined is reasonably sufficient for such purpose.

          (i)    SUCCESSORS IN INTEREST.    The rights and obligations of Executive and DST under this Paragraph 7 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of DST and Executive, regardless of the manner in which such successors or assigns shall succeed to the interest of DST or Executive hereunder, and this Paragraph 7 shall not be terminated by the voluntary of involuntary dissolution of DST or any merger or consolidation or acquisition involving DST, or upon any transfer of all or substantially all of DST's assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provisions of this Paragraph 7 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

          (j)    PREVAILING PROVISIONS.    On and after the Control Change Date, the provisions of this Paragraph 7 shall control and take precedence over any other provisions of this Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 7.

        8.    NON-SOLICITATION AND NON-COMPETITION.

          (a)  Executive covenants and agrees that, during his employment hereunder and during the three-year period immediately following any termination of that employment, other than a resignation for good reason as provided in Paragraph 7(f), Executive will not:

              (i)  directly or indirectly employ or seek to employ any person employed at that time by DST or any of its subsidiaries or joint ventures or otherwise encourage or entice any such person to leave such employment.

            (ii)  become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined below);

            (iii)  acquire an ownership interest in a Competitor, other than not more than a 2% equity interest in a publicly-traded Competitor; or

            (iv)  solicit any customers or vendors of DST or any of its subsidiaries on behalf of or for the benefit of a Competitor.

          (b)  For purposes of this Paragraph, "Competitor" means, unless the DST Board determines otherwise, any person, entity or organization that sells goods or services in the geographic area described below, which goods or services are the same or similar to (or may be used as a substitute for) those sold by a business that (i) is being conducted by DST or any subsidiary or joint venture of DST in the geographic area at the time in question and (ii) was being conducted by DST or any subsidiary or joint venture of DST in the geographic area on the date of Executive's termination of employment.

          (c)  The "geographic area" referred to in this Paragraph 8 shall mean the United States and any other country in which DST or any subsidiary or joint venture of DST has, at the termination of Executive's employment, offices or operations which accounted for 1% or more of the annual revenues of DST or any of its subsidiaries or joint ventures during the time in question.

          (d)  Executive acknowledges that monetary damages will not be an adequate remedy for DST in the event of a breach of this Paragraph 8, and that it would be impossible for DST to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that DST may have, DST is entitled to an injunction preventing Executive from any such breach.

          (e)  If the DST Board (excluding Executive, if Executive is a member of the DST Board) by majority vote, determines in good faith that Executive has breached any of the covenants in this Paragraph 8, then DST shall have no further obligations to pay any amounts or provide any benefits under this Agreement.

        9.    GROSS-UP PAYMENT.    If at any time or from time to time, it shall be determined by DST's independent auditors that any payment or other benefit to Executive pursuant to this Agreement or otherwise ("Potential Parachute Payment") is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax ("Excise Taxes"), then DST shall, subject to the limitations below, pay or cause to be paid a tax gross-up payment ("Gross-Up Payment") with respect to all such Excise Taxes and other taxes on the Gross-Up Payment. The Gross-Up Payment shall be an amount equal to the product of (a) the amount of the Excise Taxes multiplied by (b) a fraction (the "Gross-Up Multiple"), the numerator or which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal rates of any taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) .80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0). If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used.

          (a)  To the extent possible, any payments or other benefits to Executive pursuant to this Agreement shall be allocated as consideration for Executive's entry into the covenants made by him in Paragraph 8(a).

          (b)  Notwithstanding any other provisions of this Paragraph 9, if the aggregate After-Tax Amount ( as defined below) of the Potential Parachute Payments and Gross-Up Payment that, but for this limitation, would be payable to Executive, does not exceed 120% of After-Tax Floor Amount (as defined below), then no Gross-Up Payment shall be made to Executive and the aggregate amount of Potential Parachute Payments payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Tax to be payable by Executive and (ii) not cause any Potential Parachute Payments to become nondeductible by DST by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest effective after-tax marginal rate of taxes.

          For purposes of this Agreement:

              (i)  "After-Tax Amount" means the portion of a specified amount that would remain after payment of all taxes paid or payable by Executive in respect of such specified amount; and

            (ii)  "Floor Amount" means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Executive without causing Executive to become liable for any Excise Taxes in connection therewith; and

            (iii)  "After-Tax Floor Amount" means the After-Tax Amount of the Floor Amount.

          (c)  If for any reason DST's independent auditors later determine that the amount of Excise Taxes payable by Executive is greater than the amount initially determined pursuant to the above provisions of this Paragraph 9, then DST shall, subject to Paragraphs 9(d) and 9(e) pay Executive, within thirty (30) days of such determination, or pay to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to the product of (a) the sum of (i) such additional Excise Taxes and (ii) any interest, penalties, expenses or other costs incurred by Executive as a result of having taken a position in accordance with a determination made pursuant to Paragraph 9(d) multiplied by (b) the Gross-Up Multiple.

          (d)  Executive shall immediately notify DST in writing (an "Executive's Notice") of any claim by the IRS or other taxing authority (an "IRS Claim") that, if successful, would require the payment by Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Paragraph 9. Executive's Notice shall fully inform DST of all particulars of the IRS Claim and the date on which such IRS Claim is due to be paid (the "IRS Claim Deadline").

  DST shall direct the Executive as to whether to pay all or part of the IRS Claim or to contest the IRS Claim or to pursue a claim for a refund (a "Refund Claim") of all or any portion of such Excise Taxes, other taxes, interest or penalties as may be specified by DST in a written notice to Executive. If DST directs Executive to pay all or part of the IRS Claim, the amount of such payment shall also be deemed a Gross-Up Payment, which DST shall pay to the Executive or the IRS, as appropriate. The Executive shall cooperate fully with DST in good faith to contest such IRS Claim or pursue such Refund Claim (including appeals) and shall permit DST to participate in any proceedings relating to such IRS Claim or Refund Claim.

  DST shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority.

  DST shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by DST or Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such payment of costs or expenses.

          (e)  If Executive receives any refund with respect to Excise Taxes, Executive shall (subject to DST's complying with any applicable requirements of Paragraph 9(d)) promptly pay DST the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Any contest of a denial of refund shall be controlled by Paragraph 9(d).

        10.  NOTICE.    Notices and all other communications to either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by telecopy or deposited in the United States mail by certified or registered mail, postage prepaid, addressed, in the case of DST, to DST, 333 West 11th Street, Kansas City, Missouri 64105, Attention: Secretary, or, in the case of the Executive, to him at 4909 Sunset Drive, Kansas City, Missouri 64112, or to such other address as a party shall designate by notice to the other party.

        11.  AMENDMENT.    No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by Executive and the Executive Vice President of DST. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar of dissimilar provisions or conditions at the time or at any prior or subsequent time.

        12.  SUCCESSORS AND ASSIGNS; ASSIGNMENT BY EXECUTIVE PROHIBITED.    The rights and obligations of DST under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of DST. Except as provided in Paragraph 7(j), neither this Agreement nor any of the payments or benefits hereunder may be pledged, assigned or transferred by Executive either in whole or in part in any manner, without the prior written consent of DST.

        13.  SEVERABILITY.    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforeceable provisions were omitted.

        14.  CONTROLLING LAW AND JURISDICTION.    The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.

        15.  ENTIRE AGREEMENT.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except this Agreement does not supersede any Officer Indemnification Agreement between DST and Executive.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

DST SYSTEMS, INC.
By:	/s/ Thomas A. McCullough Thomas A. McCullough, Executive Vice President
/s/ Thomas A. McDonnell Thomas A. McDonnell

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  Exhibit 10.12